                                                                    EXHIBIT 10.1


                                    AGREEMENT

         THIS AGREEMENT ("Agreement") is made and entered into this 15th day of July 1999, by and between WorldPort Communications, Inc., a Delaware corporation ("WorldPort"), and Paul A. Moore ("Moore").

         WHEREAS, Moore has served as an officer and senior executive of WorldPort, pursuant to an Employment Agreement dated January 1, 1998, as amended (the "Employment Agreement");

         WHEREAS, Moore serves as a member of the Board of Directors of WorldPort and certain of its subsidiaries; and

         WHEREAS, WorldPort and Moore desire to confirm Moore's resignation from employment and all officer and director positions with WorldPort and its subsidiaries, effective as of the Effective Date (as hereinafter defined), and the resulting termination of the Employment Agreement.

         NOW, THEREFORE, in consideration of the premises, representations, warranties, covenants, agreements and promises herein contained, the parties agree, intending to be legally bound, as follows:

SECTION 1         RESIGNATIONS/TERMINATION OF EMPLOYMENT

1.1 Resignations. Moore hereby resigns from all positions as a director or officer of WorldPort and any of its subsidiaries, effective as of the Effective Date. As used herein, the "Effective Date" shall be the closing date of that certain $15.0 million investment in Worldport by The Heico Companies, LLC in the form approved by Worldport's Board of Directors. Worldport agrees to use its reasonable efforts to appoint (as promptly as practicable after the Effective Date) an independent director to fill the vacancy on Worldport's Board of Directors caused by Mr. Moore's resignation.

1.2 Termination of Employment. Moore and WorldPort hereby affirm and acknowledge that, as of the Effective Date, any and all agreements and understandings relating to Moore's employment by WorldPort are terminated, other than the provisions of Sections 10, 11, 12, 13, 14 and 15 of the Employment Agreement, a copy of which is attached hereto as EXHIBIT A, and this Agreement.

1.3 Return of WorldPort Property. As soon as practicable following the Effective Date, Moore shall return to WorldPort all items belonging to WorldPort, including, without limitation, all records and other documents obtained by him or entrusted to him during the course of his relationship with WorldPort.

SECTION 2         PAYMENTS

In connection with the termination of any agreements and understandings relating to Moore's employment by, and positions with, WorldPort and the agreements contained herein, the parties hereto agree as follows:

                  (a) With respect to the balance of calender year 1999, Worldport agrees to pay to Moore the salary and bonus payments due under the Employment Agreement, amounting to $300,000 in the aggregate, of which $150,000 represents salary and $150,000 represents a bonus. Such $300,000 shall be paid in six equal monthly installments of $50,000 each, the first installment payable on the Effective Date and the remaining installments payable on the last day of each month thereafter. With respect to calender year 2000, WorldPort agrees to pay to Moore an aggregate of $450,000, payable in eleven equal monthly installments of $25,000 each, commencing on January 31, 2000, and a final installment of $175,000 payable on January 2, 2001;

                  (b) After the Effective Date, WorldPort agrees to continue to provide Moore with such medical and disability insurance benefits as are currently provided to Moore on the same terms, through the one-year anniversary of the Effective Date, and after such anniversary Moore shall be entitled to elect to continue such coverage as provided by, and subject to the terms and conditions of, COBRA;

                  (c) WorldPort agrees to reimburse Moore for expenses incurred for office rent and secretarial services from the Effective Date through December 31, 2000 on the basis currently provided, up to a maximum aggregate amount of $135,000, provided such expenses are invoiced and accounted for in accordance with WorldPort's policies and procedures, and to reimburse Moore for legal expenses aggregating $15,000 incurred for legal services related to the negotiation and execution of this Agreement; and

                  (d) WorldPort agrees to promptly reimburse Moore for all reasonable expenses incurred by Moore in performing services under the Employment Agreement prior to the Effective Date, provided that such expenses are incurred and accounted for in accordance with WorldPort's policies and procedures. Expenses aggregating approximately $18,000 have already been incurred by Moore and proper documentation has been provided to Worldport, and Worldport agrees to promptly (and in any event on or prior to the Effective Date) reimburse Moore for them.

SECTION 3         REPRESENTATIONS AND COVENANTS

3.1 Indemnification. From and after the Effective Date, Worldport shall indemnify Moore in his capacity as an officer and director of Worldport and its subsidiaries as provided in Worldport's Certificate of Incorporation and By-laws as in effect on the Effective Date. A copy of Article SEVEN of Worldport's Certificate of Incorporation and Articles XII and XIII of Worldport's By-laws are attached hereto as EXHIBIT B.

3.2 Public Announcement. Attached hereto as EXHIBIT C is a copy of the press release which WorldPort intends to issue with respect to this Agreement and the subject matter thereof. Neither WorldPort nor Moore will make any public disclosures inconsistent with such press release.

SECTION 4         GENERAL PROVISIONS

4.1 Preferred Stock. Worldport agrees to promptly issue the shares of non-participating preferred stock of Worldport referenced in, and in accordance with the terms and provisions of, that certain Termination Agreement, dated as of December 31, 1998, between Worldport and Maroon Bells Capital Partners, Inc.

4.2 Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be delivered in person or sent by registered or certified mail, postage prepaid, commercial overnight courier (such as Express Mail, Federal Express, etc.) with written verification of receipt or by telecopy to the following addresses:


                  If to WorldPort:

                           WorldPort Communications, Inc.
                           1825 Barrett Lakes Blvd.
                           Kennesaw, Georgia 30144
                           Attention: Chief Executive Officer
                           Facsimile:  770-792-0676

                  If to Moore:

                           Paul A. Moore




         Any party may change its address for notice hereunder by notice to the other party hereto.

4.3 Amendments and Waivers. This Agreement may be amended, superseded, cancelled or renewed, and the terms and conditions hereof may be waived, only by a written instrument signed by all parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof.

4.4 Governing Law. The provisions of this Agreement shall be construed in accordance with the laws of the State of Illinois.

4.5 Interpretation. Each of the parties hereby acknowledges and agrees that if any court determines that any of the terms contained herein, or parts thereof, are invalid or unenforceable, the remainder of the Agreement shall not thereby be affected and shall be given full effect, without regard to the invalid portions. Each of the parties hereto further agrees that if any court determines that any of the terms contained herein are unreasonable or unenforceable, the court may interpret, alter, amend or modify any or all of the terms contained herein to include as much of the scope, time period and intent as will render such restrictions enforceable and, in its reduced form, such terms shall then be enforceable.

4.6 Counterparts. This Agreement may be executed simultaneously in two or more counterparts each of which shall be deemed an original, but all of which together constitute one and the same instrument.

4.7 Successors. This Agreement shall not be assignable by Moore without the prior written consent of WorldPort otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be binding upon the parties and their legal representatives, successors and assigns.

4.8 Entire Transaction. This Agreement contains the entire understanding among the parties with respect to the actions contemplated hereby and supersede all other agreements, understandings and undertakings among the parties on the subject matter hereof.

4.9 Dispute Resolution. All disputes, claims or controversies arising out of or relating to this Agreement or the negotiation, validity or performance hereto that are not resolved by mutual agreement shall be resolved solely and exclusively by binding arbitration to be conducted in accordance with this Section 4.9. The arbitration shall be held in Chicago, Illinois before a single arbitrator and shall be conducted in accordance with the rules and regulations promulgated by, the American Arbitration Association (the "AAA") unless specifically modified herein. The parties covenant and agree that they will participate in the arbitration in good faith and that they will share equally its costs, except as otherwise provided herein. The arbitrator may in his or her discretion assess costs and expenses (including the reasonable legal fees and expenses of the prevailing party) against any party to a proceeding. The provisions of this Section 4.9 shall be enforceable in any court of competent jurisdiction. The parties shall bear their own attorneys' fees, costs and expenses in connection with the arbitration. The parties will share equally in the fees and expenses charged by the arbitrator. Each party consents to the jurisdiction of the courts of the State of Illinois for the purposes of enforcing the arbitration provisions of Section 4.9 of this Agreement. Each party further irrevocably waives any objection to proceeding in the manner set forth in this Section 4.9 based upon lack of personal jurisdiction or to the laying of venue and further irrevocably and unconditionally waives and agrees not to make a claim in any court that arbitration conducted in accordance with this Section 4.9 has been brought in an inconvenient forum.

         Each of the parties hereto hereby consents to service of process by registered mail at the address to which notices are to be given. Each of the parties hereto agrees that its or his submission to jurisdiction and its or his consent to service of process by mail is made for the express benefit of the other parties hereto agree that its or his submission to jurisdiction on its or his consent to service of process by mail is made for the express benefit of the other parties hereto.

4.10 Replacement Stock Certificate. Worldport agrees to use its reasonable efforts to cause the transfer agent of its capital stock to waive any requirement that an indemnity bond be posted by Moore as a condition to the issuance of a replacement certificate to Moore in respect of approximately 191,000 shares of Worldport's capital stock, subject to Worldport's receipt of an affidavit from Moore in form and substance satisfactory to Worldport.

         IN WITNESS WHEREOF, each of the parties hereto has executed or caused this Agreement to be executed all as of the date first written above.



                              WORLDPORT COMMUNICATIONS, INC.


                              By: /s/ Carl Grivner
                                 ---------------------------------------------
                              Carl Grivner
                              Chairman, President and Chief Executive Officer


                              /s/ Paul Moore
                              ------------------------------------------------
                              Paul A. Moore

                                                       EXHIBIT C - PRESS RELEASE

(July [], 1999) - Atlanta, Georgia -- Worldport Communications, Inc. announced today that Mr. Paul A. Moore, the former Chairman and Chief Executive Officer of the Company, has resigned as a director of the Company, effective immediately. Mr. Moore stated that "I have enjoyed my tenure with Worldport and feel comfortable with the recent management hires we have made." Mr. Moore plans to return to working full-time for Maroon Bells Capital Partners, Inc., a merchant banking firm in which he is a partner.

[ADD INFORMATION ABOUT WORLDPORT]

This press release contains certain forward-looking statements which can sometimes be identified by the use of forward-looking words such as "may," "will," "anticipate", "plan," "estimate," "expect" or "intend." These statements are subject to known and unknown risks, uncertainties and other factors, including, but not limited to, the Company's limited operating history, history of operating losses, substantial indebtedness and substantial capital requirements, that could cause actual results to differ materially from those contemplated by the statements. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized. Additional information on risk factors that could potentially affect the Company's financial results may be found in the Company's public filings with the Securities and Exchange Commission. Certain of such filings may be accessed through the Securities and Exchange Commission's web site, http://www.sec.gov.